Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEventsSM

Conference Call Transcript GLOW – Q3 2004 Glowpoint, Inc. Earnings Conference Call Event Date/Time: Oct. 28. 2004 / 4:20PM ET Event Duration: N/A

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FINAL TRANSCRIPT
GLOW – Q3 2004 Glowpoint, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

David Trachtenberg
GlowPoint, Inc. – President and CEO

Christopher Zigmont
GlowPoint, Inc. – CFO and EVP of Finance

Michael Brandofino
GlowPoint, Inc. – CTO and EVP

CONFERENCE CALL PARTICIPANTS

Bill Marman
Lonestar Asset Management – Analyst

Gary Havel
Analyst

Joe Halpern
Halpern Capital – Analyst

Warney Pofilla
Analyst

PRESENTATION

Operator

Good afternoon, everyone. Welcome to the GlowPoint 2004 third quarter results conference call. Before we begin, I want to remind listeners that this call is being webcast live on the Internet, and that a webcast replay will also be available on the Company's website at www.glowpoint.com following the call.

On the call today are Mike – David Trachtenberg, CEO and President of GlowPoint; Chris Zigmont, CFO; and Mike Brandofino, CTO.

I would now like to introduce GlowPoint's CFO, Chris Zigmont, who will review the Safe Harbor information and the Company's financial results with you now.

Christopher Zigmont – GlowPoint, Inc. – CFO and EVP of Finance

Thank you. The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements and involve factors, risks and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks and uncertainties include market acceptance and availability of new video communication services, the non-exclusive and terminable at-will nature of sales agent agreements, rapid technological change affecting demand for the Company's services, competition from other video communication service providers, and the availability of sufficient financial resources to enable the Company to expand its operations, as well as other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Today's call and webcast may include non-GAAP financial measures within the meaning of SEC Regulation G. When required, a reconciliation of all non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found in today's press release.

And now to our third quarter results. Total revenues rose 70 percent to $4.4 million in Q3 2004, from $2.6 million in the year ago quarter, and rose 6 percent sequentially in Q3 from Q2 2004. This positive sequential revenue growth in the third quarter reverses a seasonal trend of declining revenue during the slowest summer months experienced in prior years.

Contractual revenue grew 72 percent to $3.2 million in Q3 2004, from $1.9 million in the year ago quarter, and grew 6 percent sequentially from $3 million in Q2 2004. The number of contractual customers grew 39 percent from the year ago quarter to 342 and remained consistent with the prior quarter. Average monthly revenue per contractual customer increased to $3,131, or 24 percent, from the third quarter 2003 level of $2,532, and 6 percent from the second quarter 2004 level of $2,944.

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FINAL TRANSCRIPT
GLOW – Q3 2004 Glowpoint, Inc. Earnings Conference Call

Billable subscriber locations on GlowPoint, driving the largest component of this revenue category, GlowPoint's core subscription and related revenue, grew 22 percent from the third quarter 2003 and were up slightly to 1,207 from the prior quarter.

As we announced in the beginning of June, growth has been significantly impacted by the decline in orders generated by the Wire One channel and anticipated as part of the 2004 plan.

Quarterly Wire One sales volume has decreased from 150 orders in Q4 2003 to 67 in Q1 2004, to 39 in Q2 2004, to 31 in Q3 2004, with 27 of these 31 Q3 2004 sales coming from existing customers, meaning passive versus active sales from Wire One. So, the majority of the 91 new sales of billable subscriber locations in the third quarter came from non-Wire One sources, and 90 percent of these sales came through at the end of the quarter, including large new orders from the GSA and the U.S. Department of Justice.

While David will provide more detail on the new sales strategy that was launched under our new sales leadership, the end of quarter deals reflect positive traction we are seeing from taking a proactive role in the sales cycle.

We continued the progress noted over the past two quarters, with an increase in average monthly subscription and related revenue per billable subscriber location coming in at $727, a 9 percent increase from the Q3 2003 level of $686, and a 4 percent increase from the Q2 2004 level of $700.

As you may remember, Q1 of this year was the first time this critical metric showed an increase in four quarters. This positive turnaround continues to be driven by sales of our "All You Can See" unlimited video calling plan service bundles. As we have said on prior calls, we expect to continue to see steady improvements in this metric over time, as we continue to develop applications that will help drive incremental revenue per subscriber, including the recent launch of our Video Call Mailbox solution, which will be proactively packaged with new sales for a monthly subscription fee of $19.99.

Non-contractual revenue of $1.2 million in Q3 2004 grew 65 percent from Q3 2003 levels, and grew 6 percent sequentially from the Q2 2004 level of $1.1 million. This was mainly driven by continued closing of event-based deals, including visible wins in the broadcast market following our success with the NFL and NBA drafts for the second consecutive year. Event revenue in Q3 2004 included the NFL Training Camps, ABC News at the Democratic National Convention, and continued support of the International Accounting Standards Board global board meetings conducted from London.

This quarter is also the first full quarter of results incorporating the NuVision customer base acquired as part of our strategic alliance with Tandberg signed in mid-April 2004. Total revenue for these customers of $985,000 for Q3 2004 surpassed the original quarterly revenue guidance of $700,000 to $850,000 communicated when we made this acquisition in April. And margins for the customer base are higher than originally anticipated, which I will cover shortly.

Positive revenues for the three months ended September 30th, 2004 rose 38 percent to $3.4 million from $2.5 million in the three months ended September 30th, 2003, and increased 4 percent from $3.3 million in Q2 2004. However, the driver for these increases was the cost of NuVision revenue in this quarter, which totaled $670,000 and compared to $572,000 in costs recognized in Q2 2004.

When these costs are adjusted from the Q3 2004 and Q2 2004 figures, the year-over-year increase is actually 11 percent, and the quarter to quarter change is flat, at approximately 1 percent. These increases are being driven by an increased number of billable subscriber locations on the network. Total monthly network costs, that is infrastructure plus access per billable subscriber location, actually declined from $655 per month in Q3 2003, to $574 in Q3 2004, a 12 percent improvement.

The result of revenue and cost of revenue movements was that our gross margin improved 10-fold from the year ago period, coming in at $950,000, or 21.7 percent, up from $93,000, or 3.6 percent reported in Q3 2003.

The big drivers in these positive movements in gross margin have been the reduction in network costs identified in Q4 of 2003; the pass-through of the Universal Service Fee Tax that had not previously been charged to our customers in 2003; the continued impact of new customers coming on with our higher margin "All You Can See" unlimited video calling plans, which we've targeted at a 60 to 65 percent margin; and improving the margins on legacy accounts through very targeted transition to our new unlimited annual subscription plans.

In addition, gross margins on the NuVision business have been stronger than originally forecasted and amounted to 32 percent in the third quarter, versus 30 percent in Q2 2004, and 22 percent in our original guidance when the transaction was closed. The year-over-year results reflect steady quarterly gross margin improvements, including a 14 percent sequential quarterly increase from last quarter.

Operating expenses for the three months ended September 30th, 2004 were mainly impacted by one-time executive and employee recruitment and retention fees of approximately $240,000. Operating expenses declined 1 percent to $4.4 million from $4.5 million in the three months ended September 30th, 2003, and increased 9 percent from the 2004 second quarter level of $4.1 million. But, excluding these one-time costs, the sequential quarterly increase was approximately 3 percent and resulted from planned employee additions in the Company's sales team.

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FINAL TRANSCRIPT
GLOW – Q3 2004 Glowpoint, Inc. Earnings Conference Call

Excluding these one-time costs, and the $205,000 quarter to quarter negative change in gain on marketable equity securities, EBITDA from continuing operations for Q3 2004 was negative $1.432 million, a 28 percent improvement from the year ago period, and a 9 percent improvement from the last reported quarter. Our unadjusted EBITDA from continuing operations was negative $1.877 million in Q3 2004, and was basically flat with the prior year level of negative $1.826 million, and declined from the Q2 2004 level of negative $1.575 million.

In the third quarter of 2004, the Company had net usage of cash of approximately $3.1 million. This amount reflects two primary drivers; timing issues between cash receipts from customers and cash payments to carrier in support of the NuVision customer base, and the short form of payments from Wire One as we ended our transitional services agreement. The approximate $350,000 cash flow timing issue is not a concern and will reverse itself in the current quarter, since the NuVision customer base has a strong payment history. The Wire One shortfall of approximately $175,000 will also be aggressively pursued as part of our overall dealings with that company.

For the next two quarters, we expect our total cash burn to average approximately $2.4 million per quarter, and expect this rate to improve in the subsequent quarters, driven in part by continued progress in our collection efforts and from anticipated growth in our subscription revenues. Our DSOs or – or Days Sales Outstanding – a metric we track to measure how quickly we are collecting our receivables, has declined from 74 days at December 31st, 2003, to 60 days at September 30th, 2004. We believe that we will show continuing progress as fiscal 2004 closes and fiscal year 2005 begins.

We ended the third quarter of 2004 with $7.6 million of cash, cash equivalents and escrowed cash, and continue to believe that we have sufficient cash resources to reach our breakeven point at a $2.4 million monthly revenue run rate level expected to be achieved in Q3 2005. This projection did not consider the liquidity that a potential new line of credit would bring to the Company.

It also did not consider receipt of a $5 million payment from Gores Technology Group related to their recently announced acquisition of V-SPAN. This fee is not linked in any way to the arbitration proceeding currently underway with them.

Finally, this projection did not consider receipt of the remaining $3 million of deal consideration related to the sale of our Video Solution segment; the $2 million cash hold-back that is currently being resolved as part of our arbitration proceeding with Gores; or the $1 million unsecured note that is due on December 31st, 2004, that is unrelated to the arbitration proceedings. We are aggressively pursuing the entire $8 million in cash that we believe is due to the Company from Gores.

To quickly summarize, I am pleased with the financial and operational metric improvements that we continue to see at GlowPoint. The third quarter showed continued revenue growth and margin improvement, improved core EBITDA momentum, positive impact from a sound subscription-based business model and, as David will now discuss, a stronger, more credible sales marketing and technology platform with which to drive momentum.

With that, let me turn the call over to David.

David Trachtenberg – GlowPoint, Inc. – President and CEO

Thank you, Chris. I'm David Trachtenberg, CEO and President of GlowPoint. I recently marked my one-year anniversary at GlowPoint this past October 15th. The year has passed quickly, but consistently for those of you who have been on these calls since I joined the Company. During my first call to discuss the Q3 results last year, I laid out the game plan which focused on two key areas; improvement in operational metrics and broadening of our distribution partnerships.

I came on board last October to create a new Company, with a back-to-basics strategy to build an independent GlowPoint focused on delivering on its mission to shareholders, customers and partners. And we launched the new company last January and have been putting our pieces in place since then. We have a new management team, including the newest member, Sherry Harmon, our VP of Sales, who joined us mid-quarter of Q3.

We have a new product set and economic model that drives positive gross margins on all of our new sales, resulting in a 10-fold increase in gross margin year-over-year, as Chris just noted. We are recognized as an industry leader with a critical mass of patent-pending exclusive applications that truly make video an integral communications tool, as easy and spontaneous as using the telephone with the power of face-to-face communication, our company mission. In fact, GlowPoint was a lead item in a Conferencing News alert this week, with a note from the editor saying, "We applaud the advances GlowPoint is achieving in making video calling more user friendly and intuitive."

We are excited by the improvements and positive changes that Chris just walked us through, but we recognize that the industry and our Company have challenges ahead. So, I'm going to spend the time on this call outlining the parallel paths we are taking to maximize the video opportunity that is now more real than it has ever been for GlowPoint.

First, how we will leverage our unique network and application assets to redefine our competitive landscape and, second, how we are using new incentives and sales models under new sales leadership to get to scale in the short term. I'm sure Mike Brandofino will indulge me in taking up his speaking time, but he will be available for any questions during the Q&A.

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FINAL TRANSCRIPT
GLOW – Q3 2004 Glowpoint, Inc. Earnings Conference Call

I've been asked many times over these past 12 months, and actually probably by some of you on the call today, "So, where's the hockey stick? When will the markets start using video?" Many thought it would happen post-9/11, but the industry has had more of the same. My reply to the question usually depends on who's doing the asking, but I typically ask the last time they made a video call, and I usually get one of two responses; either "Never," or they will respond, "Just did one last week," or in some other time frame. And then I ask them what they used and the reply most often is, "ISDN, you know, normal video." And then I ask, "How was the call?" The reply, "Terrible. You know, it was normal video."

Well, the implications are clear. The inflection point does not happen because 85 to 90 percent of the market is still using old technology that was never designed for video communication. We call it "ISDN inertia" because the perception is that ISDN is the only video alternative and most certainly not ready for prime time. But, the reality is that ISDN is not the only option. GlowPoint video is not ISDN and it does not perform like normal video because it addresses the entire customer experience. It is easy, spontaneous and affordable today, just like a phone call. And no one else is building the applications and focusing on the customer experience like us.

And it is this GlowPoint experience that allows our customers to use video in ways never imagined by those who have used video conferencing in the past, whether for live broadcast interviews or in the NFL and NBA draft, the NFL Training Camp, and with ABC News during the Democratic National Convention this past quarter.

ABC made one GlowPoint call from Boston to their New York studio during the convention that lasted 164 hours pumping through broadcast quality video content without any degradation in quality or downtime. For those of you doing the math, that was a 6.5 day long video call. You couldn't do that with legacy video technology.

The recent launch of our Video Call Director service is the core element of our strategy to combat ISDN inertia. Video Call Director is the latest patent-pending application that provides our customers with an end-to-end telephony like experience integrated into their video communications. Video Call Director services with Lisa, our Video Call Assistant, and our Video Call Mailbox solutions elevate the GlowPoint brand, ensure our technological leadership status, and position GlowPoint as a source of a world class carrier-grade video solution.

The GlowPoint "WOW" is now the GlowPoint "Whoa! Can I see that again?!" In fact, during a recent demo for a large telco, the comment was, "Has anyone else seen this stuff?" If you haven't seen it, you should go to our new website to get a virtual tour and meet Lisa. You'll see a video solution that is delivering 20,000 IP video calls a month and, as we announced this past quarter, a network that has surpassed the 20 million minute mark since it was launched 4 years ago. We are the world's largest dedicated IP-based video communication solutions provider. GlowPoint is ready for prime time.

When I arrived at GlowPoint 12 months ago, I realized that our challenge was not about creating a new vocabulary and paradigm for video communication, no matter how much fun that would be from a marketing perspective. But rather, leveraging an experience already trusted and used by our target market, adding in the power of our technology by using video where appropriate to create a more impactful communications tool. These telephony applications like "000" Video Operators and Video Call Mailboxes are critical for both creating a positive customer experience and for creating new strategic opportunities to change the competitive landscape in a very dynamic market.

Case in point. With Video Call Director, GlowPoint is now able for the first time to brand and benefit from the eyeballs on our network. Until our recent launch, the customer experience had been programmed and branded by the physical components of the video call. For example, you walk into a room and you see the logos on the monitor, on the camera, on the endpoint and the remote sitting in front of you. You look at the monitor and your calling interface is programmed and branded by the manufacturer of that endpoint. But, you made your call and the network isn't visible. In fact, prior to the launch, the only time you knew you had GlowPoint was when you received your monthly invoice. And the person getting the invoice is usually not the person actually using the service. A lose/lose proposition for us.

Now at GlowPoint, our customers see our logo and our branding through full motion video, and know who is bringing them a positive customer experience, in partnership with our partners where it's critical to make it happen, like Tandberg, Polycom, Sony and others. And even add visibility beyond our customer base. Legacy ISDN users calling into the GlowPoint network will also be redirected to Lisa. And all callers reaching a GlowPoint Video Call Mailbox will also know that they are calling into GlowPoint and we anticipate that they will ask themselves, "How do I get this stuff?" Well, they can't get it if they're on normal video and they can't there on their own IP network. Today, they can only get it on GlowPoint.

And based on the feedback I've received post-launch, we now have the critical mass of sticky applications that are breaking through the clutter with customers and channel partners. People "get it" and can literally see that there is in fact a difference between ISDN, native internet networks and GlowPoint. GlowPoint is not normal video.

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FINAL TRANSCRIPT
GLOW – Q3 2004 Glowpoint, Inc. Earnings Conference Call

We know that as broadband proliferates, compression technology improves, convergence becomes more feasible, and video starts moving to the desktop, connectivity and network becomes less of a differentiator. Normal video will be left behind. But, the secret sauce at GlowPoint is what to do about connectivity. As you know, we outsource last-mile connectivity to partners such as Covad, New Edge, MCI, AT&T and others.

The relevant differentiator is the scope and intelligence of the applications embedded in our core, including our ability to provide seamless interconnection between networks, video and audio technologies and devices. And we are doing this in a carrier-grade scalable environment, built so that other players can leverage our tools applications and infrastructure for the delivering of the promise of video right now under their own brand – excuse me, under their own brands and in their own product portfolios.

This strategy entails a different view of the competitive environment and a different view of GlowPoint. We see a video landscape that looks at the IXCs, RBOCs and other carriers, such as cable companies and ISPs as potential partners, not competitors. Carriers are looking for ways to differentiate their services, as well as to fill up their IP pipes, justifying their relevance in an increasingly combative environment with decreasing price points for their bandwidth.

The focus right now is on VoIP, but GlowPoint presents the opportunity to leverage this focus for the other VoIP, or video over IP. By putting GlowPoint inside other IP networks, in effect lighting up their connectivity for their patent-pending applications to improve their overall experience with video, we expand our ability to partner with carriers who have the breadth and scope to drive faster adoption and expansion of IP video within their customer bases. Carriers are key to our strategy to overcome ISDN Inertia because they own the customer relationship for the full suite of telecom services.

And while many customers are willing to disaggregate their products to get the best that's available, video to date has not been a critical solution for a company to warrant making a separate technology and channel decision. Our customers do make that decision, but we can see faster adoption and penetration if the carriers have the tools to deliver a credible and relevant alternative to ISDN, and a complimentary suite of services to up-sell to their customers for implementing their own internal IP networks.

Putting GlowPoint inside creates a universal solution for ease of use video applications, potentially in every IP network. GlowPoint-enabled networks transcend geographies, protocols and devices, creating the universal interconnection point for demand driving sticky video applications.

There are plenty of very intelligent IT experts who can build and manage great IP networks to connect their offices. But doing video is more than transferring packets from point A to point B. How do you build an internal network that allows you to call or be called outside of your office seamlessly and cost efficiently? How do you construct a solution that transcends networks, protocols, like H323 versus ISDN versus SIP, and devices from the conference room to the desktop to the home PC to wireless? And how do you provide the tools to your internal customers, those using video, so that the investment in the equipment is not gathering dust in the conference room like the proverbial exercise bike with clothes hanging off of it in your bedroom?

Case in point. We see our customers using twice the industry average and expanding their GlowPoint locations as they see the benefits of a video solution versus a video pipe. The DOJ and the GSA did just that with GlowPoint at the end of the third quarter, each increasing by over 10 sites. When you give customers a video solution they can use, they will. And when they expand their use and locations, they need more pipe and more hardware. A win/win for all players in this industry.

We specifically built our suite of applications to be white-labeled by partners, whether domestic or international, and to be customized at the endpoint level, no matter its location. So the GlowPoint branding you see now on our Video Call Director services, "000" Operator Services, etc., can all be reskinned to mirror the brand and objectives of our partners.

There's no reason why a rejected call was not intercepted by another company's logo, directing the call to a menu of videos promoting their brands and their business objectives. For example, seeing the latest products release in full-motion video, viewing the latest clip from a recently release movie, or watching the latest music video, all powered by GlowPoint.

So what does this mean for our Company? The initial feedback post-launch of our new applications is that we now have the solution and the relevant real estate to leverage the network for carrier partnerships. We know it will take time to navigate to the carrier role to promote and implement our turnkey solution for video over IP, but we have allies; the marketplace.

I can cite a recent example of a prospect who had a GlowPoint demo. He got the GlowPoint WOW, but he also said he had a $25 million annual bogey with AT&T and wanted to know how to make it work with their pipe and our product. As the marketplace gets it, so too will the market players.

In the meantime, scale is critical. Since mid-quarter in Q3, we have an experienced sales professional leading the effort; Sherry Harmon who joined us from WebEx. Her mission has been to create productive partners, build the pipeline, and make sales happen faster. And as I said in our pre-release for Q3, we are seeing a positive impact from even her short time at GlowPoint and it's directly related to our new go to market strategy and our decision to drive the sales process.

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FINAL TRANSCRIPT
GLOW – Q3 2004 Glowpoint, Inc. Earnings Conference Call

When I joined GlowPoint, I inherited an organization solely dependent on the Wire One direct sales channel and an overweight sales team that took orders. There was no lead generation activity and no direct relationship with our prospects or customers to create relevant proposals and close deals. We knew that channel diversification was critical to minimize our risks. However, the new partnerships we have forged since my arrival are in transition. Resellers remain integral to our channel strategy. We value our reseller relationships because they have a unique understanding of their customers, are in front of the deals, and should be a source of lead generation for GlowPoint.

While our partners' management teams understand the need to diversify to the higher margin product offers like managed services, maintenance and video solutions like GlowPoint, their bottom line is still driven by equipment sales. And finding the right type of salespeople to accomplish their objectives, those with experience finding solutions versus equipment, will also take time and will be a major focus for the video reseller community.

In the meantime, we have created a new sales model that recognizes their challenges and our objectives, and one that helps both partners through this transition by recognizing the value and benefit of actually partnering on deals. GlowPoint does not sell equipment. GlowPoint does not compete with our channel. And we will continue to drive all equipment sales attached to deals through our partners. But, at the same time, participating in closing the deals so that our expertise in resources are leveraged to shorten the sales cycle.

So how does this translate to action at GlowPoint? First, we've expanded our sales organization and hired professionals who either bring a geographical rolodex, channel management expertise or vertical experience, specifically in the government, legal and broadcast market segments. We have focused our marketing team on sales support and lead generation activities, both independently as well as in partnership with our channels.

And we are in the process of restructuring our compensation relationship with our partners. Our fourth quarter incentive program highlights and illustrates this realignment. We will now be incenting our sales channels for leads that result in qualified GlowPoint demos, driven by a GlowPoint representative. So, we are incenting behavior that we know is the most critical step in our sales cycle; getting our prospects to see the GlowPoint WOW, and have direct access to the solution expertise of our reps and the technical expertise of our sales engineers.

Our channel partners will be further compensated if the deal closes, with or without their assistance. We welcome their participation, but dividing and conquering and playing to each other's strengths during the industry transition is good business. Over time, our partners will take on more and more sales responsibility of GlowPoint and will be compensated accordingly. But now, we must recognize facts on the ground and put the strategy in place to put both GlowPoint and its partners in control of their destiny.

For example, we expect to announce shortly a deal with a global medical device company to convert their existing ISDN network to GlowPoint. While the first order will be for seven locations, the company does business in 52 countries with 11,000 employees. As important, the sales cycle from introduction to deal close will be under eight weeks, and was shortened because we worked the deal in direct coordination with our distribution and equipment manufacturer partners. Unlike in the past, GlowPoint was sitting at the table with the other stakeholders, with all parties leveraging each other's strength and being rewarded accordingly.

And this deal is not an isolated incident, and that's why I'm excited about what I'm seeing since Sherry has come on board and since we have reoriented our go to market strategy. We have an increasing deal pipeline and now have the direct contact to better gauge required resources and solutions to engage appropriately and ultimately shorten the sales cycle. We have – and our partners have – the right expectations for how to work effectively as a team. And we have the right leadership and growing sales organization to partner effectively with our lead channels. We will begin seeing the progress as the pipeline continues to lead to closed deals.

We are at a crossroads with the rest of the video industry, but we are not sitting back and waiting for events to overtake us. We are in control, driving the future within a new video landscape, and focused on delivering immediate results in today's marketplace.

With that, I will open the call up to questions.

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QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS.) Bill Marman (ph), Lonestar Asset Management.

Bill Marman – Lonestar Asset Management – Analyst

I'll try and break these questions down to like three main groups. I guess the first one is on the Gores – I guess situation. The $5 million fee, is that something that will go to arbitration, or is that something you're going to have to sue them on? And then, if you could, could you kind of comment on how the current arbitration is going, if you can?

Christopher Zigmont – GlowPoint, Inc. – CFO and EVP of Finance

Bill, this is Chris Zigmont. I'll handle those questions. The $5 million payment is unrelated to the arbitration proceeding. It's contractual in nature. It was specified in the asset purchase agreement. So, if it is not paid, we would pursue it through the courts.

In terms of the arbitration proceeding, which right now is – is holding up payment of the $2 million cash hold-back that was part of the deal compensation, that proceeding is going ahead as we originally, I think, anticipated in the press release that announced that we were going through that process. It's evolving into a three to six month process. We started it at the end of July, and so here we are at the end of October. We've each presented our cases to an arbitrator. We've responded to requests for information from that arbitrator. And so, the process continues. There's no specific news or indications one way or the other in terms of how that proceeding will end up. But, it's proceeding as we expected.

David Trachtenberg – GlowPoint, Inc. – President and CEO

And just to reiterate what we said in our comments, we will be extremely aggressive in going after the overall $8 million that we believe is owed to us, through both the arbitration process, as well as outside of the arbitration process for the $5 million for the V-SPAN acquisition, as well as for the $1 million note.

Bill Marman – Lonestar Asset Management – Analyst

Okay. On the arbitration, it sounds like it'll be six months instead of three or, you know, I'm just going to assume that. So, we should probably know something by the next conference call? Does that seem fair?

Christopher Zigmont – GlowPoint, Inc. – CFO and EVP of Finance

That would be our expectation.

Bill Marman – Lonestar Asset Management – Analyst

Okay, and then on the $5 million, I'm assuming you contacted them. What was their initial response? Go pound sand?

David Trachtenberg – GlowPoint, Inc. – President and CEO

Excuse me?

Bill Marman – Lonestar Asset Management – Analyst

Was it go pound sand?

David Trachtenberg – GlowPoint, Inc. – President and CEO

No – well, no, it – the $5 million is not owed until the deal is actually closed and the deal has not closed yet. And so, again, if we don't receive the money prior to the deal closes, as Chris was saying, we will go after that aggressively. But, right now, they're – they're – the deal hasn't closed so we don't expect to get the $5 million until it does.

Bill Marman – Lonestar Asset Management – Analyst

Got you. Okay. Okay. That wasn't in the 8-K. Do you have any idea when it might close?

Christopher Zigmont – GlowPoint, Inc. – CFO and EVP of Finance

Well they – in their announcement back on October 8th, they anticipated an end of October closing. And we have communicated to them the sections of the asset purchase agreement that we believe are relevant to this situation, so we have made our position known.

David Trachtenberg – GlowPoint, Inc. – President and CEO

And we also forwarded over our wire information just to make it easier for them to send that $5 million into our account.

Bill Marman – Lonestar Asset Management – Analyst

Okay, and they – did they acknowledge that this does fall under those terms?

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FINAL TRANSCRIPT
GLOW – Q3 2004 Glowpoint, Inc. Earnings Conference Call

David Trachtenberg – GlowPoint, Inc. – President and CEO

It's not a question of whether they acknowledge it or not. It's part of the agreement that – it's black and white in the agreement.

Bill Marman – Lonestar Asset Management – Analyst

Okay. Okay. The next kind of group of questions – am I correct that, as far as the growth year-over-year, about 985,000 of it came from acquisition of the Tandberg division and about 800,000 was organic growth? Does that sound about right?

Christopher Zigmont – GlowPoint, Inc. – CFO and EVP of Finance

Well, 985,000 definitely was the NuVision impact in the quarter, and the remaining growth is organic.

Bill Marman – Lonestar Asset Management – Analyst

So just take the revenue, subtract the 985, and then subtract out the prior years, and that's what the organic growth is?

Christopher Zigmont – GlowPoint, Inc. – CFO and EVP of Finance

Correct.

Bill Marman – Lonestar Asset Management – Analyst

Okay. Just want to make sure my math is right. On the marketable securities, what exactly was it that you guys were holding that caused you to either have – I guess it's a change of 200,000, but a reduction in gain? Are these short-term instruments or long-term instruments or–?

Christopher Zigmont – GlowPoint, Inc. – CFO and EVP of Finance

No, Bill, it was actually a very unusual situation for us because we certainly are not in the business of holding marketable equity securities or trading them. But, in settlement of an accounts receivable that we had on our books about a year ago, we received stock in Viseon. And we were able to – at the end of the second quarter, we marked that stock to market and, at the time, we had an implicit gain, though unrealized gain, of about $170,000.

As restrictions lapsed in the third quarter, we were able to sell that stock, because we are not in the business of trading or fooling around with that. We liquidated our holdings in that stock and realized an actual gain of $132,000 except, by having had the original unrealized gain of $170,000, you now have a flip to having a net loss in the quarter of $36,000. But, the true transaction resulted in a gain to the company of $132,000.

Bill Marman – Lonestar Asset Management – Analyst

And it's something that we shouldn't expect to see going forward, then–?

Christopher Zigmont – GlowPoint, Inc. – CFO and EVP of Finance

Not at all.

Bill Marman – Lonestar Asset Management – Analyst

Which is the main thing I was interested in.

Christopher Zigmont – GlowPoint, Inc. – CFO and EVP of Finance

Correct.

Bill Marman – Lonestar Asset Management – Analyst

And then, you say – let's see, $7.5 million in cash on the books right now, 2.4 million a quarter cash burn. I come up with three quarters and, if I'm not mistaken, it's four quarters to break even. Would you hit the note to make up that last quarter? Is that how you're saying you don't need additional cash?

Christopher Zigmont – GlowPoint, Inc. – CFO and EVP of Finance

No, what – we said we anticipate 2.4 million just for the next couple of quarters, and we do anticipate an improving trend in that measure, specifically in those out quarters, based on activity we're seeing in our pipeline–.

David Trachtenberg – GlowPoint, Inc. – President and CEO

–As well as our ability to collect faster as the DSOs are going to be improving, but it's also being driven by the top-line growth that we anticipate, based on the activity that I was talking about in my remarks.

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FINAL TRANSCRIPT
GLOW – Q3 2004 Glowpoint, Inc. Earnings Conference Call

Bill Marman – Lonestar Asset Management – Analyst

Okay. And then the last thing, am I reading this correctly, that there were no new – I mean net, there were no new customers signed up. I'm assuming that you had some customers. Could you kind of break that down on how many new customers are signed up and how many fell off the network and why?

David Trachtenberg – GlowPoint, Inc. – President and CEO

We had a total of 91 new orders over the quarter, and that was both from existing customers. So, more orders from our existing base, which is a good sign because they're growing their use of GlowPoint. And that's split roughly 50/50, so about 50 percent were coming from current customers and 50 percent were coming from new customers onto the network. And from a churn perspective, we actually had a decrease in our disconnect rate quarter-over-quarter, and we lost a total of 61 off of the network, which translated into a 1.6 percent monthly disconnect rate, which again, is down quarter-to-quarter.

Bill Marman – Lonestar Asset Management – Analyst

Okay, and that's 61 locations, not customers?

David Trachtenberg – GlowPoint, Inc. – President and CEO

Exactly. That's 61 billable locations. And quite frankly, the majority of those are coming from legacy customers and legacy calling plans that, quite frankly, are less profitable or not profitable versus the ones that we're putting on the network. So, net-net, even by losing those customers, we're actually in a lot of the cases improving the profitability of the network.

Bill Marman – Lonestar Asset Management – Analyst

Okay. Great. And then the last, I guess, batch of questions. I'm just going to make it all one big question. Right now, if I look at both quarter – or year-over-year expenses and quarter – you know, both nine months, three months, year-over-year, just looking at the expenses, your G&A expenses are running roughly 50 percent of revenues, and selling expenses are running roughly 50 percent of revenues, even though revenues have increased.

I guess, do you have some kind of a model that you're targeting when you do make break-even on what percentage of revenues, G&A, and selling expenses would be? And then, I guess if you could also comment on how many salespeople you actually have in the GlowPoint organization that are actually out on the street now, going to the customer locations, and how does that compare with, say, two quarters ago?

David Trachtenberg – GlowPoint, Inc. – President and CEO

I'll let Chris handle the first part, and then we'll talk about the sales team.

Christopher Zigmont – GlowPoint, Inc. – CFO and EVP of Finance

Bill, in terms of percentages that we're targeting for selling and G&A expense out at that break-even point, we're not going to get into that level of specifics, other than to say what we've been seeing and what we've sort of been saddled with in terms of these year-over-year percentages, have been a lot of either non-recurring or non-cash charges, particularly in the G&A category. You know, we've talked about this on prior calls, but as we've issued restricted stock to either board members or management team members, that's driven a non-cash charge that's actually led to over $600,000 of the increase in the nine-month G&A numbers.

So, when you take that or some of the recruitment fees and consulting fees that have been incurred to put the management team together, to fix some of the processes and procedures that we have, a lot of what's been incurred in 2004 has been of the non-recurring nature more than anything else. Or, when we start talking about the selling side of the equation, it's been the build-up to get to an organization that we believe we need to be successful and, ultimately, get to that break-even point.

With all of that said, what you end up seeing when you do project out is that our cost base is very fixed in nature, when all is said and done, so that, as we start to generate revenue, that we're not going to be generating incremental costs in proportion to it. So, more of that revenue is going to drop to our bottom line, and ultimately get us to that break-even point.

Bill Marman – Lonestar Asset Management – Analyst

I guess if I can just interject real quick. I understand that you've had a lot of one-time costs, but I guess what I'm getting at is the one-time costs have been hitting for the past year and three quarters. And at what point are they no longer one-time costs but are constantly being incurred? And I guess my point is when are we going to start seeing the benefit – these one-time costs dropping off? Or, when can we start expecting to see improvement? Is it going to be next quarter, or is it all going to be a year from now, I guess?

Christopher Zigmont – GlowPoint, Inc. – CFO and EVP of Finance

It definitely is more focused in the second and third quarter of 2005 than in the fourth quarter of 2004 and the first quarter of 2005.

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FINAL TRANSCRIPT
GLOW – Q3 2004 Glowpoint, Inc. Earnings Conference Call

David Trachtenberg – GlowPoint, Inc. – President and CEO

And basically, what Chris was saying earlier is that we have spent – and as I said in my remarks – we've spent the past year, the 12 months since I've come on board last October, putting the right pieces in place, and that meant recruiting a senior management team, that meant recruiting a sales team that you were talking about earlier, and all of the heads, if you will, the incremental, whether they're territory managers or whether they're channel managers, are all baked into the model that Chris was talking about that gets us to that break-even point based on the current trajectory.

So, the one-time hits are hitting as we're actually able to find the right people to bring on board. And it really has been much more of a people expense than the network expense. The network expense has been really basically fixed since I've come on board. And the network is built out to handle up to 4,000 subscribers or billable locations, and – again, so we've got more than enough room to grow into, even getting into our break-even point. So, it really has been, as an independent company, getting the right infrastructure in place, from a people perspective, in order to execute against the plan.

Bill Marman – Lonestar Asset Management – Analyst

Okay. I'm sorry for really beating on this, but I've been in the stock since 1999.

David Trachtenberg – GlowPoint, Inc. – President and CEO

And why don't we do this. If you have other specific questions, why don't we take it offline with Chris so we can get to somebody else on the call?

Bill Marman – Lonestar Asset Management – Analyst

That's fine. I'm sorry.

David Trachtenberg – GlowPoint, Inc. – President and CEO

I appreciate it.

Operator

Gary Havel (ph) with (indiscernible). Please go ahead.

Gary Havel Analyst

Bill did ask a few of my questions. But David, you've mentioned at one of your presentations before, and actually on this call, carrier partnership relationships that you're doing. And you had mentioned earlier at a presentation that you were in a white-label test with a large telco in the Texas markets. Can you talk about that at all and tell us how that is developing?

David Trachtenberg – GlowPoint, Inc. – President and CEO

Yes. I think what we were talking about, Gary, is that there are a couple things going on. There is the technical aspect of actually GlowPoint enabling other networks. Whether that's in a white-label scenario or not is a separate issue. And what we're referring to is our work with SBC and with AT&T for the Texas VidNet contract and I'm going to let Mike talk about it in a moment.

But again, there are a couple of things that are going on. Number one is, from a technical perspective, being able to light up another carrier's networks. Those tests have happened. We know we can do it and we're doing it effectively.

The change that we're talking about, and specifically with the launch of our Video Call Director services, which – you know, the Mailboxes and the Video Call Assistant, is that we now have a real – I'll say – it will be a growing, but really a complete set of services that can be branded under another carrier, or actually another partner, whether it's a carrier or whether it's actually a customer's branding. And that's a separate strategy that we're going down, based on both our proactive understanding of where this market needs to go to, and also because of questions that we've gotten and requests that we've gotten from both partners, both here in the States as well as internationally, as well as with our customers.

So, those are really things that we'll be talking about over the quarters to come in terms of actually GlowPoint enabling other networks and other customers in a, if you will, a "bring your own access" scenario. I'm going to let Mike talk to that.

Michael Brandofino – GlowPoint, Inc. – CTO and EVP

What we've done in Texas is we've actually connected to SBC and AT&T's ATM networks and are delivering GlowPoint services across those networks. And what that proves is that the whole concept of GlowPoint enabling a white-labeling makes sense.

In those cases, it's not a deal where we've announced they're white labeling. It really is a localized deal with the sales team, AT&T sales folks and SBC sales folks in Texas working with our sales folks to identify customers that already have ATM connections and can get GlowPoint services turned on through those networks.

David Trachtenberg – GlowPoint, Inc. – President and CEO

And those are GlowPoint branded services. And what I'd like to do is be able to report back over the – whether it's over the quarter or over the next call. We actually now have a reseller that we announced this past quarter who is specifically focused on selling into that contract. And so, we hope to be seeing a little bit more activity than we have seen in the past, based on the lack of focus from other reseller partners.

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FINAL TRANSCRIPT
GLOW – Q3 2004 Glowpoint, Inc. Earnings Conference Call

Gary Havel Analyst

So you would see that as a more localized strategy?

David Trachtenberg – GlowPoint, Inc. – President and CEO

No. From the technical implementation, that was a very localized strategy for that specific contract. And that happened, quite frankly, before I came to GlowPoint. That was actually an existing element of the network when I got here.

What I've talked about today is a real change in how we're actually envisioning going to market in parallel with the support and the partnering with our current distribution channels and the reseller channels, is really reaching out to the carrier relationships, whether those are the IXCs, the RBOCs. And you can think about – down the road as the market moves down to the mass market, the cable companies or the IXCs for even the small office/home office market, to be able to give them the suite of applications that they're looking for to light up their pipes so that they're adding more value than video just being transport, which we know, quite frankly, hasn't worked in the past, and why we have this ISDN inertia out in the marketplace.

Gary Havel Analyst

Okay. So, it's not only just giving them that, but also doing applications or giving them applications that are contoured for them as well?

David Trachtenberg – GlowPoint, Inc. – President and CEO

Absolutely.

Operator

(OPERATOR INSTRUCTIONS.)

Joe Halpern of Halpern Capital.

Joe Halpern – Halpern Capital – Analyst

A couple questions. I guess I'm just trying to get a handle on the growth going forward sequentially. It was kind of flat. I guess maybe you could attribute that to the summer. You mentioned a couple times that just the pipeline looks good for Q2 and Q3 of 2005, and just kind of, I guess, looking at the cash burn for the next couple quarters, it doesn't look quite as good. Could you talk about what you guys are seeing in the pipeline?

David Trachtenberg – GlowPoint, Inc. – President and CEO

Let's – just to be really clear, the pipeline and the growth in the pipeline is really for the fourth quarter, the quarter we're in now, as well as into the first quarter of next year. So, like the deal that we're going to be adopting soon in the pharmaceutical industry. The ones that we announced at the end of the quarter. Ninety percent of the billable locations came in at the end of the third quarter, and part of that was due to the refocus by the sales team to actually get involved in a much more direct way in partnership with our channels to get the deals closed.

So, I think you're seeing – there is the summer doldrums element to the first two months of the quarter. And I think the industry in general worldwide grew 2 percent sequentially from the second quarter. So – and that's on the equipment side, I should have said.

So, we actually, last year between second quarter and third quarter, decreased by 4 percent as opposed to the 6 percent growth quarter-to-quarter that we saw. So, there – again, as we were saying in our remarks and in the release, we've really turned around that negative seasonal impact, if you will. And again, partly because of closing deals in the pipeline and being much more aggressive of getting deals in the pipeline to close in quarter for revenue in quarter, as well as in anticipation of the growth necessary to get to that break-even point in the third quarter of next year. So, it is, again in large part due to the new sales focus, the new sales incentives, and the new sales leadership on the team.

Joe Halpern – Halpern Capital – Analyst

Okay. So just to be clear, so the 90 percent of billable locations that kind of came at the end of the quarter, that's of the 91 new orders that you received?

David Trachtenberg – GlowPoint, Inc. – President and CEO

That's correct.

Joe Halpern – Halpern Capital – Analyst

And has that kind of – I guess we have kind of a month under our belt right now. Has that kind of been what's been going on in this quarter so far? Has there been an increase, or relatively that kind of business?

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FINAL TRANSCRIPT
GLOW – Q3 2004 Glowpoint, Inc. Earnings Conference Call

David Trachtenberg – GlowPoint, Inc. – President and CEO

What we're seeing is that there's been more activity in the first month of the quarter than what we have seen in prior quarters, because there has been – and I was told when I came on board, and it seems to be a standard in the video industry, is that everything happens at the end of the quarter. And our objective is to flatten that out so we actually are getting revenue in quarter based on the sales that we're making.

Joe Halpern – Halpern Capital – Analyst

So you're seeing more–?

David Trachtenberg – GlowPoint, Inc. – President and CEO

–Seeing more activity at the beginning of the quarter.

Joe Halpern – Halpern Capital – Analyst

Okay. So that's a good sign, I guess, right? And now, just on the one-time, the non-contractual revenue. I know both Q2 and Q3, it seems like you're really putting some more, I guess, TV sort of stuff there. But I know Q2 and Q3's pretty heavy with the NBA and the NFL and, this year, you had the – I think it was ABC or NBC–.

David Trachtenberg – GlowPoint, Inc. – President and CEO

–ABC and, as well, the NFL Training Camps, which is a new application for the NFL Channel.

Joe Halpern – Halpern Capital – Analyst

Right. So is there anything in store, any one-time events in Q4, or is there a potential dip in that area going into Q4 and Q1?

Christopher Zigmont – GlowPoint, Inc. – CFO and EVP of Finance

Q4 is not going to contain events like the drafts or the NFL Training Camps. We still do anticipate, though, a solid base of revenue from the NuVision customer base, and from our existing customer base in terms of our bridging and other event-based services.

David Trachtenberg – GlowPoint, Inc. – President and CEO

And quite frankly, my objective is to minimize my event revenue and turn those event circuits into long-term customers. So, what I'd love – what the focus is on winning the event, showing them the benefit of working with a GlowPoint solution, then converting them to subscription revenue customers.

Joe Halpern – Halpern Capital – Analyst

And just in terms of, I guess, the Tandberg deal, and I think it was Review Video and SoHo Video were also kind of doing bundled packages. Could you just give us kind of an update of how that's going, I guess probably first the Tandberg bundled package that was talked about last quarter?

David Trachtenberg – GlowPoint, Inc. – President and CEO

Tandberg was a bundled package specifically to market into the NuVision customer base because, as you remember, the NuVision base is it provides the end customers who have legacy equipment, and the legacy equipment needs to be upgraded in order to get onto the GlowPoint Network. Or to go into an IP network, not just a GlowPoint network.

And so, as part of the deal, we were going to be working, and we are working with Tandberg directly because they want to make certain that their equipment is sold into that customer base. And that's an ongoing process. And the sales cycle with that, as I said in the last call, our number one objective, as you can see from the revenue higher than anticipated and the margins higher than anticipated, was to make certain that the transition from their operations to our operations, which was both customer service and tech support and billing, which is one of the most critical ones, happened in a flawless way so that revenue is protected.

So again, while we've been marketing into that, that is something that's going to be an ongoing process. But quite frankly, that stable revenue base is a very nice driver for our top line and for our bottom line right now.

But in terms of the Tandberg relationship in general, that is ongoing. It is, as I said, it was a multi-faceted alliance. It wasn't just a piece of paper that announced a deal just for the acquisition, but we are in all of Tandberg's sales offices. There's a GlowPoint location in each of the sales offices. So, when they do demonstrations, they can share one over GlowPoint and over a Tandberg branded complete end-to-end solution, meaning we've got Tandberg equipment, whether it's their gateways, their MCUs, in our core so they can actually show all their equipment in a carrier-grade environment, which is a benefit for them and for their salespeople.

We actually supported all their Tandberg Now events, which were very large customer and prospect events across the country. All of those were done in multiple locations over GlowPoint. That was an event-based revenue source for us as well and a partnership source for us.

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FINAL TRANSCRIPT
GLOW – Q3 2004 Glowpoint, Inc. Earnings Conference Call

And so, there is a very – number one is a meeting of the minds at the executive level, and a building of the minds at the street level in terms of making certain that all of their salespeople and their sales channels understand the benefits of us working together. And that's not to say that we're not still working with Polycom, as well as with Sony and others in the marketplace.

And in terms of the other bundles, we're continuing to work with Review, but I will tell you that the challenges that I was talking about on my comments, in terms of making certain that we have the right relationship in place, in terms of sitting at the table alongside our distribution partners versus expecting them to close and make deals for us, is something that has been impacting all of our customers. And this change in strategy and this change in the compensation is also impacting all of our customers. And they understand what we need to do to work together, to be successful. We understand what it is, and that's why I believe we're seeing some of the increased momentum both at the end of last quarter as well as into this quarter.

Operator

Warney Pofilla (ph).

Warney Pofilla Analyst

Can you tell us a little bit more about the government contracts you receive and the potential for more of those?

David Trachtenberg – GlowPoint, Inc. – President and CEO

Two of the big deals that we closed at the end of the quarter were for the GSA, as well as for a division of the Department of Justice. There are a number of other government contracts that we have with the U.S. Army, etc.

And a lot of what's driving GlowPoint within those applications, or within those customers, not only the quality, not only the ease of use, but also the security. And Mike can talk a little bit more about that. And as well as we've got, just to give you an idea of – I think roughly between 15 and 20 percent of our locations actually are in some way affiliated with a government agency. So it's been a very important source of sales for GlowPoint in the past, as well as in the future.

We actually just hired a sales representative based in Northern Virginia and in the D.C. area to focus specifically on the government market. That's how important we believe it is for us, because not only the security, but of their need to do distance education and training within their agencies. And that's not just federal government, but it's also state and local governments that we've been focusing in on.

Warney Pofilla Analyst

Does this contract open the door for others?

David Trachtenberg – GlowPoint, Inc. – President and CEO

Any visible win opens the doors. And in fact, to give you an example, the pharmaceutical win that we'll be announcing shortly is leading to a – potentially another win for a set of hospitals that do business with the pharmaceutical company, for them to be talking together.

So, the answer is, as we build our customer base and we build happy customers, that's the best source of sales leads for us. And our current customer base, quite frankly, has been a – the best and least expensive way to be driving additional sales because you don't have to sell them on video and you don't have to sell them on GlowPoint. They already use it, and they get it, and that's why we see growth in our own customer base of going from one to two billable subscriber locations per customer going over to the 4 in a quarter, growing up over the lifetime of the usage of GlowPoint.

Warney Pofilla Analyst

And the other question was you're assuming you're going to get the 5 million from Gores to add to your cash position, correct?

David Trachtenberg – GlowPoint, Inc. – President and CEO

That is not in our assumption to get to our break-even point. That would be on top of the cash that we have in the bank.

Warney Pofilla Analyst

But you assume to get that within six months?

David Trachtenberg – GlowPoint, Inc. – President and CEO

I am assuming that – not I'm assuming – the $5 million is owed to GlowPoint contractually. I don't need to assume.

Any other questions, Operator?

Operator

And there are no questions at this time. I'd like to turn the call over to you for closing remarks.

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FINAL TRANSCRIPT
GLOW – Q3 2004 Glowpoint, Inc. Earnings Conference Call

David Trachtenberg – GlowPoint, Inc. – President and CEO

I wanted to thank everybody for participating on the call. Look forward to sharing news over the quarter and catching back up for the end-of-year results. Thank you.

Operator

Ladies and gentlemen, thank you for joining us on the call. You may now disconnect.

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